ING



                                            July 19, 2004


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

     Re:  Request for Withdrawal of a Delaying Amendment
          ReliaStar Life Insurance Company of New York Separate Account NY-B EDGAR CIK: 0001027285
          File Nos. 333-85618; 811-7935
          ------------------------------------------------------------------

Ladies and Gentlemen:

     The undersigned on behalf of ReliaStar Life Insurance Company of New York Separate Account NY-B (the "Company") respectfully requests the withdrawal of a Delaying Amendment on Form DEL AM, (File Nos. 333-85618; 811-7935) filed on July 12, 2004.


                              Sincerely,



                              /s/ Linda E. Senker
                              ---------------------------
                              Linda E. Senker
                              Counsel



1475 Dunwoody Drive
West Chester, PA  19380-1478    Issued by ReliaStar Life
                                 Insurance Company of New York

                                  Tel:  (610) 425-4139
                                  Fax:  (610) 425-3520